TWIN RIVER ANNOUNCES $250 MILLION
CAPITAL RETURN PROGRAM AND INITIATES QUARTERLY DIVIDEND

Lincoln, Rhode Island – June 14, 2019 - Twin River Worldwide Holdings, Inc. (NYSE: TRWH) announced today that its Board of Directors approved a capital return program under which Twin River may expend a total of up to $250 million for a stock repurchase program and payment of dividends. The Company also announced that it had initiated a quarterly dividend.

Stock repurchases may be effected in various ways, which could include open-market or private repurchase transactions, accelerated stock repurchase programs, tender offers or other transactions. The amount, timing and terms of any return of capital transaction will be determined based on prevailing market conditions and other factors. Twin River expects to fund any share repurchases and dividends from existing capital resources. There is no fixed time period to complete stock repurchases.

In addition, Twin River’s Board of Directors approved of a quarterly cash dividend in the amount of $0.10 per share of common stock. The dividend is payable on July 23, 2019 to shareholders of record as of July 9, 2019. Twin River expects to review its dividend not less frequently than annually.

Twin River separately announced the filing of a registration statement relating to a possible secondary offering in which it may participate as a purchaser.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of any securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Twin River

Twin River Worldwide Holdings, Inc., or TRWH, owns and manages four casinos; two casinos in Rhode Island, one in Mississippi, and one in Delaware, as well as a Colorado horse race track that has 13 authorized OTB licenses. Properties include Twin River Casino Hotel (Lincoln, RI), Tiverton Casino Hotel (Tiverton, RI), Hard Rock Hotel & Casino (Biloxi, MS), Dover Downs Hotel & Casino (Dover, DE) and Arapahoe Park racetrack (Aurora, CO). Its casinos range in size from 1,000 slots and 32 table games facilities to properties with over 4,100 slots, approximately 125 table games, and 48 stadium gaming positions, along with hotel and resort amenities. Its shares are traded on the New York Stock Exchange under the ticker symbol “TRWH.”

Forward Looking Statements
The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause the stated or expected results to be materially different from those anticipated. These risk and uncertainties include, among others, the level and timing of share repurchases, the anticipated value of shares repurchased and the availability of funds for the repurchase of shares or dividends. For further discussion of factors that could materially affect the outcome of forward-looking statements and other risks and uncertainties, see “Risk Factors” in Twin River’s Annual Report on Form 10‐K for the fiscal year ended December 31, 2018. Unless required by law, Twin River expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, to conform them to actual results or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.
Investor Contact
Stephen H. Capp
Executive Vice President and Chief Financial Officer
401-475-8474
InvestorRelations@twinriver.com
Media Contacts
Patti Doyle
(401) 374-2553
Patti.doyle@gmail.com